STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             LAIDLAW HOLDINGS, INC.,

                           LAIDLAW GLOBAL CORPORATION,

                      THIRD SECURITY MANAGEMENT CORPORATION

                                       AND

                               THIRD SECURITY, LLC


                                December 21, 2001


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                                TABLE OF CONTENTS
                                                                            Page

ARTICLE I          DEFINITIONS.................................................2

     Section 1.1. Accounts.....................................................2
     Section 1.2.  Affiliate...................................................2
     Section 1.3.  Agreement...................................................2
     Section 1.4.  Assets......................................................2
     Section 1.5.  Books and Records...........................................3
     Section 1.6.  Buyer.......................................................3
     Section 1.7.  Buyer's Closing Certificate.................................3
     Section 1.8.  Closing.....................................................3
     Section 1.9.  Closing Date................................................3
     Section 1.10. Code........................................................3
     Section 1.11. Common Stock................................................3
     Section 1.12. Company.....................................................3
     Section 1.13. Competing Transaction.......................................3
     Section 1.14. Contracts...................................................4
     Section 1.15. Employee Benefit Plan.......................................4
     Section 1.16. Environmental Laws..........................................4
     Section 1.17. ERISA.......................................................4
     Section 1.18. ERISA Affiliate.............................................4
     Section 1.19. Escrow Agent................................................4
     Section 1.20. Escrow Agreement............................................4
     Section 1.21. Financial Statements........................................4
     Section 1.22. GAAP........................................................5
     Section 1.23. Governmental Authority......................................5
     Section 1.24. Hazardous Materials.........................................5
     Section 1.25. Intellectual Property.......................................5
     Section 1.26. IRS.........................................................5
     Section 1.27. Knowledge of Seller.........................................5
     Section 1.28. Law.........................................................5
     Section 1.29. Leases......................................................6
     Section 1.30. Liens.......................................................6
     Section 1.31. Material Adverse Effect.....................................6
     Section 1.32. Material Contracts..........................................6
     Section 1.33. NASD........................................................6
     Section 1.34. Opinion of Buyer's Counsel..................................6
     Section 1.35. Opinion of Seller's Counsel.................................6
     Section 1.36. Option Closing..............................................6
     Section 1.37. Option Closing Date.........................................6
     Section 1.38. Permits.....................................................7
     Section 1.39. Permitted Liens.............................................7
     Section 1.40. Petroleum Products..........................................7
     Section 1.41. Purchase Price..............................................7
     Section 1.42. Real Property...............................................7

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     Section 1.43. Required Consents...........................................7
     Section 1.44. SEC.........................................................7
     Section 1.45. Seller's Closing Certificate................................7
     Section 1.46. Shareholders Agreement......................................7
     Section 1.47. Tax and Taxes...............................................8
     Section 1.48. Tax Return..................................................8

ARTICLE II         PURCHASE AND SALE...........................................8
     Section 2.1.  Sale of Purchased Stock.....................................8
     Section 2.2.  Delivery of Option Shares to Escrow Agent...................8
     Section 2.3.  Payment of Purchase Price...................................8
     Section 2.4.  Closing Deliveries..........................................8
     Section 2.5.  Termination of Letter of Intent.............................9

ARTICLE III        PUT AND OPTION..............................................9
     Section 3.1.  Grant of Call Option........................................9
     Section 3.2.  Grant of Put Option.........................................9
     Section 3.3.  Manner of Exercising the Options............................9

ARTICLE IV         REPRESENTATIONS AND WARRANTIES OF LGC AND SELLER...........10
     Section 4.1.  Organization of LGC, Seller, H&R Acquisition and H&R.......10
     Section 4.2.  Authorization; Enforceability..............................10
     Section 4.3.  No Violation or Conflict...................................10
     Section 4.4.  No Consents................................................11
     Section 4.5.  Title to Purchased Stock and Option Shares.................11
     Section 4.6.  Capitalization.............................................11
     Section 4.7.  Subsidiaries...............................................12
     Section 4.8.  Litigation.................................................12
     Section 4.9.  Title to, Sufficiency and Condition of Assets..............12
     Section 4.10. Contracts..................................................12
     Section 4.11. Accounts...................................................13
     Section 4.12. Financial Statements.......................................13
     Section 4.13. Absence of Undisclosed Liabilities.........................13
     Section 4.14. Permits....................................................13
     Section 4.15. Real Properties............................................13
     Section 4.16. Intellectual Property......................................14
     Section 4.17. Books and Records..........................................15
     Section 4.18. Affiliated Transactions....................................15
     Section 4.19. Insurance..................................................15
     Section 4.20. Tax Matters................................................16
     Section 4.21. Compliance with Law and Regulations........................17
     Section 4.22. Environmental Conditions...................................17
     Section 4.23. Labor Matters..............................................18
     Section 4.24. No Adverse Change..........................................19
     Section 4.25. Employee Benefit Plans.....................................21
     Section 4.26. Fees and Expenses of Brokers and Others....................21
     Section 4.27. Disclosure.................................................22


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ARTICLE V          REPRESENTATIONS AND WARRANTIES OF BUYER AND TS.............22

     Section 5.1.  Organization of Buyer and TS...............................22
     Section 5.2.  Authorization; Enforceability..............................22
     Section 5.3.  No Violation or Conflict...................................22
     Section 5.4.  No Consents................................................23
     Section 5.5.  Litigation.................................................23
     Section 5.6.  Fees and Expenses of Brokers and Others....................23

ARTICLE VI         COVENANTS AND OTHER MATTERS PENDING THE CLOSING............23

     Section 6.1.  Affirmative Covenants......................................23
     Section 6.2.  Negative Covenants.........................................24
     Section 6.3.  Access.....................................................24
     Section 6.4.  Non-Solicitation...........................................24
     Section 6.5.  Cooperation; Best Efforts..................................25
     Section 6.6.  Confidentiality............................................25
     Section 6.7.  Election of Board of Directors; Grant of Proxies...........25

ARTICLE VII        CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND TS....25

     Section 7.1.  Compliance with Agreement..................................26
     Section 7.2.  Proceedings, Instruments and Due Diligence Satisfactory....26
     Section 7.3.  No Litigation..............................................26
     Section 7.4.  Representations and Warranties.............................26
     Section 7.5.  Material Damage to Assets; Material Adverse Effect.........26
     Section 7.6.  Shareholders Agreement.....................................26
     Section 7.7.  Bottoms Stock Purchase Agreement...........................26
     Section 7.8.  Due Diligence..............................................27
     Section 7.9.  Deliveries at Closing......................................27
     Section 7.10. Deliveries at Option Closing...............................27

ARTICLE VIII       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER......28

     Section 8.1.  Compliance with Agreement..................................28
     Section 8.2.  Proceedings and Instruments Satisfactory...................28
     Section 8.3.  No Litigation..............................................28
     Section 8.4.  Representations and Warranties.............................28
     Section 8.5.  Deliveries at Closing......................................29
     Section 8.6.  Deliveries at Option Closing...............................29

ARTICLE IX         INDEMNIFICATION AND POST-CLOSING COVENANTS.................29

     Section 9.1.  Indemnification of Buyer and the Company by Seller.........29
     Section 9.2.  Indemnification of Seller by Buyer.........................31
     Section 9.3.  Additional Instruments.....................................32
     Section 9.4.  Access to Books and Records................................32
     Section 9.5.  Nonsolicitation of Employees...............................32
     Section 9.6.  Transfer Taxes.............................................33
     Section 9.7.  Right to Setoff............................................33


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ARTICLE X          CERTAIN INCOME TAX MATTERS.................................33

     Section 10.1. Federal Income Taxes in General............................33
     Section 10.2. Other Income Taxes in General..............................33
     Section 10.3. Section 338 Elections......................................34
     Section 10.4. Cooperation................................................35
     Section 10.5. Termination of Tax-Sharing Agreements......................36
     Section 10.6. Relationship of This Article X to Article IX...............37

ARTICLE XI         TERMINATION................................................37

     Section 11.1. Termination................................................37
     Section 11.2. Rights on Termination; Waiver..............................37

ARTICLE XII        MISCELLANEOUS..............................................37

     Section 12.1. Entire Agreement; Amendment; Waiver........................37
     Section 12.2. Expenses...................................................38
     Section 12.3. Governing Law; Consent to Jurisdiction.....................38
     Section 12.4. Further Assurances.........................................38
     Section 12.5. Assignment.................................................38
     Section 12.6. Notices....................................................39
     Section 12.7. Counterparts...............................................39
     Section 12.8. Interpretation.............................................40
     Section 12.9. Severability...............................................40
     Section 12.10.No Third Party Rights......................................40
     Section 12.11.Specific Performance.......................................40


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                                    SCHEDULES
                                    ---------

     Schedule 1.29 Leases
     Schedule 1.37 Permitted Liens
     Schedule 1.40 Real Property
     Schedule 1.41 Required Consents
     Schedule 2.3  Payment of Purchase Price
     Schedule 4.1  Foreign Qualification of the Company
     Schedule 4.6  Outstanding Options
     Schedule 4.8  Litigation
     Schedule 4.9  Tangible Assets
     Schedule 4.10 Material Contracts
     Schedule 4.11 Accounts
     Schedule 4.13 Undisclosed Liabilities
     Schedule 4.14 Permits
     Schedule 4.16Intellectual Property
     Schedule 4.18 Affiliated Transactions
     Schedule 4.19 Insurance
     Schedule 4.20 Tax Matters
     Schedule 4.21 Compliance With Law
     Schedule 4.22 Environmental Conditions
     Schedule 4.23 Labor Matters
     Schedule 4.24 No Adverse Changes
     Schedule 4.25 Employee Benefit Plans
     Schedule 6.7  List of Directors

                                    EXHIBITS
                                    --------

     Exhibit 1.7   Buyer's Closing Certificate (delivered separately)
     Exhibit 1.20  Escrow Agreement (delivered separately)
     Exhibit 1.34  Opinion of Buyer's Counsel (delivered separately)
     Exhibit 1.35  Opinion of Seller's Counsel (delivered separately)
     Exhibit 1.43  Seller's Closing Certificate (delivered separately)
     Exhibit 3.1   Call Exercise Notice (delivered separately)
     Exhibit 3.2   Put Exercise Notice (delivered separately)


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                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT (the "Agreement"), made as of December 21, 2001 by and between Laidlaw Holdings, Inc, a Delaware corporation ("Seller"), Laidlaw Global Corporation, a Delaware corporation and parent of Seller ("LGC"), Third Security Management Corporation, a Delaware corporation ("Buyer"), and Third Security, LLC, a Virginia limited liability company and parent of Buyer ("TS"), recites and provides as follows:

                                    RECITALS

     WHEREAS, LGC and TS entered into a Letter of Intent, dated December 3, 2001 (the "Letter of Intent"), whereby LGC granted TS the right purchase an aggregate of $5,000,000 of shares of common stock of LGC representing 45% of the shares of common stock of LGC on a fully diluted basis (taking into account all outstanding warrants, options, and convertible securities) with an option to purchase, in TS's sole option, additional shares of common stock of LGC representing up to an additional 6% fully diluted (taking into account all outstanding warrants, options, and convertible securities) equity ownership of LGC;

     WHEREAS, pursuant to the Letter of Intent, TS loaned LGC $1,500,000 in accordance with that certain Convertible Promissory Note issued by LGC to TS on December 4, 2001 (as increased by $300,000 described below, the "Convertible Note"), convertible into shares of common stock of LGC;

     WHEREAS, pursuant to the Letter of Intent, LGC granted TS an option to acquire up to $1,000,000 of shares of common stock of LGC as set forth in that certain Call and Put Option Agreement, dated as of December 4, 2001, by and between LGC and TS (the "Option Agreement");

     WHEREAS, pursuant to the Option Agreement, TS purchased 1,609,442 shares of the common stock of LGC (the "LGC Shares") for which TS paid LGC $300,000;

     WHEREAS, TS has put the LGC shares to LGC in consideration of LGC increasing the outstanding principal amount on the Convertible Note from $1,500,000 to $1,800,000 as provided in the Option Agreement;

     WHEREAS, TS and LGC have agreed to terminate the Letter of Intent in order to consummate the transactions contemplated by this Agreement concurrent with the Closing (as defined below);

     WHEREAS, TS has assigned the Convertible Note to Buyer;

     WHEREAS, Seller owns 8,526.316 shares of common stock, $.01 par value per share, of H&R Acquisition Corp, a New York corporation ("H&R Acquisition"), representing 81% of the issued and outstanding shares of capital stock of H&R Acquisition; and

     WHEREAS, H&R Acquisition owns all of the issued and outstanding shares of capital stock of Howe and Rusling, Inc., a New York corporation and wholly owned subsidiary of the Company ("H&R");

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     WHEREAS, Seller desires to sell, and Buyer desires to purchase, 5,848.421 shares of common stock of H&R Acquisition, representing 55.56% of the issued and outstanding shares of capital stock of H&R Acquisition (the "Purchased Stock"), upon the terms and subject to the conditions set forth herein; and

     WHEREAS, Seller desires to grant a call to Buyer, and Buyer desires to grant a put to Seller, with respect to 2,677.895 shares of common stock of H&R Acquisition representing 25.44% of the issued and outstanding shares of capital stock of H&R Acquisition (the "Option Shares"), upon the terms and subject to the conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the promises and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                             ARTICLE I   DEFINITIONS

     When used in this Agreement, the following terms shall have the meanings specified:

     Section 1.1.  Accounts.

     "Accounts" shall mean all accounts receivable, notes receivable and associated rights (including, without limitation, amounts due from vendors, all security deposits, letters of credit and security interests in collateral) arising from the sale of goods and services in the ordinary course of the business of the Company, together with any notes or other amounts due to the Company from its officers, employees or Affiliates.

     Section 1.2.  Affiliate.

     "Affiliate" shall mean, as to any person, any other person or entity that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such

     Section 1.3.  Agreement.

         "Agreement" shall mean this Stock Purchase Agreement, together with the schedules and exhibits attached hereto, as the same may be amended from time to time in accordance with the terms hereof.


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     Section 1.4.  Assets.

     "Assets" shall mean, collectively, all of the tangible and intangible assets owned by the Company.

     Section 1.5.  Books and Records.

     "Books and Records" shall mean original or true and complete copies of all of the books, records, files, data and information of the Company (including, without limitation, customer lists, financial and accounting records, purchase orders and invoices, sales orders and sales order log books, credit and collection records, correspondence and miscellaneous records with respect to customers and supply sources and all other general correspondence).

     Section 1.6.  Buyer.

     "Buyer" shall mean Third Security Management Corporation, a Delaware corporation.

     Section 1.7.  Buyer's Closing Certificate.

     "Buyer's Closing Certificate" shall mean the certificate of Buyer and TS in the form of Exhibit 1.7 attached hereto.

     Section 1.8.  Closing.

     "Closing" shall mean the meeting of the closing of the transactions contemplated hereby with respect to the Purchased Stock to be held at 10:00 a.m., New York City time, on the Closing Date, at the offices of Hunton & Williams, 200 Park Avenue, New York, New York, or at such other time and place as the parties may mutually agree in writing.

     Section 1.9.  Closing Date.

     "Closing Date" shall mean December 21, 2001, or such other date as the parties may mutually agree in writing.


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     Section 1.10. Code.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Section 1.11. Common Stock.

     "Common Stock" shall mean the shares of common stock, $.01 par value per share, of H&R Acquisition.

     Section 1.12. Company.

     "Company" shall mean H&R Acquisition and H&R, collectively or individually, as appropriate.

     Section 1.13. Competing Transaction.

     "Competing Transaction" shall have the meaning set forth in Section 6.4 hereto.

     Section 1.14. Contracts.

     "Contracts" shall mean those contracts, agreements, blanket and other purchase orders, leases of personal property (such as computers and copiers), sales orders, license agreements, relationships and commitments and invoices related thereto, to which the Company is a party or by which the Company is bound.

     Section 1.15. Employee Benefit Plan.

     "Employee Benefit Plan" shall mean an "employee benefit plan" as defined in
Section 3(3) of ERISA and any other plans that provide compensation or other benefits, whether or not subject to ERISA, to any present or former employee of the Company, or any dependent or beneficiary thereof.

     Section 1.16. Environmental Laws.

     "Environmental Laws" shall have the meaning set forth in Section 4.22(a) hereto.


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     Section 1.17. ERISA.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 1.18. ERISA Affiliate.

     "ERISA Affiliate" shall mean each entity that is a member of a controlled group or affiliated service group of which the Company is a member or that is treated as a single employer with the Company under Section 414(b), 414(c), 414(m) or 414(o) of the Code or ERISA.

     Section 1.19. Escrow Agent.

     "Escrow Agent" shall mean SunTrust Bank.

     Section 1.20. Escrow Agreement.

     "Escrow Agreement" shall mean the escrow agreement, dated as of the Closing Date, by and among Buyer, Seller, LGC and Escrow Agent in substantially the form of Exhibit 1.20 attached hereto.

     Section 1.21. Financial Statements.

     "Financial Statements" shall mean the audited balance sheets of the Company as of December 31, 2000, 1999 and 1998 and the audited income statements and statements of changes in financial position of the Company for the years ended December 31, 2000, 1999 and 1998, and the unaudited balance sheet of the Company as of September 30, 2001 and the unaudited income statements and statements of changes in financial position of the Company for the nine months ended September 30, 2001.

     Section 1.22. GAAP.

     "GAAP" shall mean generally accepted accounting principles of the United States as in effect at the time of the preparation of the subject financial statement consistently applied.


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     Section 1.23. Governmental Authority.

     "Governmental Authority" shall have the meaning set forth in Section 4.22(a) hereto.

     Section 1.24. Hazardous Materials.

     "Hazardous Materials" shall have the meaning set forth in Section 4.22(a) hereto.

     Section 1.25. Intellectual Property.

     "Intellectual Property" shall mean all intellectual property owned or licenses by the Company, including, without limitation, the following: (a) all inventions, patents and patent applications, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names and brand names, and any combination of such names, including all goodwill associated therewith and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all trade secrets and confidential business information (including ideas, research and development, know-how, compositions, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and market plans and proposals), (e) all computer software and source code (including hard copy and soft copy as well as all data and related documentation), (f) all websites and related content (including, without limitation, underlying software, URL's and domain names),
(g) all financial models and (h) all customer lists, current and past.

     Section 1.26. IRS.

     "IRS" shall mean the Internal Revenue Service of the United States.

     Section 1.27. Knowledge of Seller.

     "Knowledge of Seller" shall mean a)" (a) the actual knowledge, after due inquiry, of each officer of LGC, Seller, H&R Acquisition and H&R and )" (b) knowledge of any other fact or circumstance that would have or should have come to the attention of any such officer in the course of discharging his or her duties in a reasonable and prudent manner consistent with sound business practices.


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     Section 1.28. Law.

     "Law" shall mean any federal, state, local, foreign or other law or treaty or governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

     Section 1.29. Leases.

     "Leases" shall mean all real property leases to which the Company is a party or by which the Company is bound, each of which is specifically listed on
Schedule 1.29.

     Section 1.30. Liens.

     "Liens" shall mean any lien, mortgage, security interest, Tax lien, attachment, levy, charge, claim, restriction, imposition, pledge, encumbrance, conditional sale or title retention arrangement, or any other interest in property or assets (or the income or profits therefrom) designed to secure the repayment of indebtedness, whether consensual or nonconsensual and whether arising by agreement or under any Law or otherwise.

     Section 1.31. Material Adverse Effect.

     "Material Adverse Effect" shall mean any event, change or effect that has a material adverse effect on ")" (a) the properties, business, results of operations, prospects or condition (financial or otherwise) of the Company or )"
(b) the ability of Seller to consummate the transactions contemplated hereby.

     Section 1.32. Material Contracts.

     "Material Contracts" shall have the meaning set forth in Section 4.10 hereto.

     Section 1.33. NASD.

     "NASD" shall mean the National Association of Securities Dealers.


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     Section 1.34. Opinion of Buyer's Counsel.

     "Opinion of Buyer's Counsel" shall mean the opinion of Hunton & Williams, counsel to Buyer and TS, substantially in the form of Exhibit 1.34 attached hereto.

     Section 1.35. Opinion of Seller's Counsel.

     "Opinion of Seller's Counsel" shall mean the opinion of Beckman, Millman, Barandes & Douglas, LLP, counsel to LGC, Seller and the Company, substantially in the form of Exhibit 1.35 attached hereto.

     Section 1.36. Option Closing.

     "Option Closing" shall mean the meeting of the closing of the transactions contemplated hereby with respect to the Option Shares to be held at 10:00 a.m., New York City time, on the Option Closing Date, at the offices of Hunton & Williams, 200 Park Avenue, New York, New York, or at such other time and place as the parties may mutually agree in writing.

     Section 1.37. Option Closing Date.

     "Option Closing Date" shall have the meaning set forth in Section 3.3(a) hereto.

     Section 1.38. Permits.

     "Permits" shall mean Governmental Authority, NASD and stock exchange approvals, authorizations, registrations, permits and licenses.

     Section 1.39. Permitted Liens.

     "Permitted Liens" shall mean those Liens affecting the Assets that are specifically listed on Schedule 1.37 hereto.

     Section 1.40. Petroleum Products.

     "Petroleum Products" shall have the meaning set forth in Section 4.22(a) hereto.


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     Section 1.41. Purchase Price.

     "Purchase Price" shall mean the Convertible Note and $3,200,000 in cash.

     Section 1.42. Real Property.

     "Real Property" shall mean the real property leased or owned by the Company, together with all improvements and fixtures thereon and all easements, rights-of-way and other appurtenants thereto, as more fully described in the legal description set forth on Schedule 1.40 attached hereto.

     Section 1.43. Required Consents.

     "Required Consents" shall mean all consents required from Governmental Authorities, self-regulatory organizations, including the NASD, any stock exchange or other third parties that are necessary, desirable or required in order to give effect to the transactions contemplated herein, all of which are specifically identified on Schedule 1.41 attached hereto.

     Section 1.44. SEC.

     "SEC" shall mean the Securities and Exchange Commission.

     Section 1.45. Seller's Closing Certificate.

     "Seller's Closing Certificate" shall mean the certificate of Seller and LGC in the form of Exhibit 1.43 attached hereto.

     Section 1.46. Shareholders Agreement.

     "Shareholders Agreement" shall mean the Shareholders Agreement dated September 25, 1992 by and between H&R Acquisition, Seller, David N. Bottoms, Jr. and the shareholders of H&R Acquisition set forth therein.


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     Section 1.47. Tax and Taxes.

     "Tax" or "Taxes" shall mean any federal, state, county, local or foreign taxes, charges, levies, imposts, duties, other assessments or similar charges of any kind whatsoever, including interest, penalties and additions imposed thereon or with respect thereto.

     Section 1.48. Tax Return.

     "Tax Return" shall mean any report, return, information return or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated, combined or unitary group.

                          ARTICLE II  PURCHASE AND SALE

     Section 2.1.  Sale of Purchased Stock.

     At the Closing, upon the terms and subject to the conditions of this Agreement, and in consideration of the Purchase Price to be paid by Buyer to Seller, Seller shall sell, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of the Purchased Stock, free and clear of all Liens. Seller shall deliver, or cause to be delivered, to Buyer one or more stock certificates representing the Purchased Stock, duly endorsed for transfer or accompanied by duly executed stock powers.

     Section 2.2.  Delivery of Option Shares to Escrow Agent.

     At the Closing, Seller shall deliver to the Escrow Agent one or more stock certificates representing the Option Shares, duly endorsed for transfer or accompanied by duly executed stock powers, free and clear of all Liens. The Option Shares shall be held and delivered by Escrow Agent in accordance with the terms of the Escrow Agreement.

     Section 2.3.  Payment of Purchase Price.

     At the Closing, Buyer shall pay to Seller $3,200,000 in immediately available funds by wire transfer to the account designated by Seller on Schedule
2.3 and shall deliver to Seller the LGC Shares and the Convertible Note free and clear of all Liens.


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     Section 2.4.  Closing Deliveries.

     At the Closing, Seller shall deliver, or cause to be delivered, to Buyer those deliveries required to be made at or prior to the Closing pursuant to
Section 7.6 hereof, and Buyer shall deliver, or cause to be delivered, to Seller those deliveries required to be made at or prior to the Closing pursuant to
Section 8.5 hereof.

     Section 2.5.  Termination of Letter of Intent.

     The Letter of Intent shall terminate upon the consummation of the transactions on the Closing Date, shall be of no further force and effect and none of the parties thereto shall have any further obligations with respect thereto.

                            ARTICLE III  PUT AND OPTION

     Section 3.1.  Grant of Call Option.

          (a) Subject to the terms and conditions set forth herein, Seller grants to Buyer an exclusive and irrevocable option (the "Call Option") to purchase from Seller, in whole but not in part, the Option Shares for an aggregate purchase price of $2,290,600 in cash at the option of Buyer, a secured promissory note, without interest due, and payable in full upon demand at any time after March 31, 2002 (the "Call Exercise Price").

          (b) This Call Option may be exercised in whole but not in part at any time or from time to time at any time after the date hereof and on or before June 30, 2002 (the "Option Exercise Period").

     Section 3.2.   Grant of Put Option.

          (a) Subject to the terms and conditions set forth herein, Buyer grants to Seller an exclusive and irrevocable option (the "Put Option") to sell to Buyer, in whole but not in part, the Option Shares for an aggregate purchase price of $2,289,600 in cash at the option of Buyer, a secured promissory note, without interest, due and payable in full upon demand at any time after March 31, 2002 (the "Put Exercise Price").

          (b) This Put Option may be exercised in whole but not in part at any time or from time to time during the Option Exercise Period.

     Section 3.3.  Manner of Exercising the Options.

          (a) The Call Option or the Put Option, as the case may be, shall be exercisable by Buyer or Seller, as the case may be, or any permitted assigns by surrender of a completed and fully executed Option Exercise Notice (in the form attached hereto as Exhibit 3.1 attached hereto in the case of the Call Option or
Exhibit 3.2 attached hereto in the case of the Put Option, in either case, the "Option Exercise Notice") to the other party, not less than one business day prior to the date specified in such Option Exercise Notice for the closing of the purchase and sale of the Option Shares with respect to such Option Exercise Notice (the "Option Closing Date") pursuant to either the Call Option or the Put Option, as the case may be.

          (b) On the Option Closing Date, Buyer shall deliver to Seller either ")" (i) by wire transfer of immediately available funds or )" (ii) delivery of a promissory note to the Escrow Agent or Buyer, the aggregate Call Exercise Price, if Buyer is exercising the Call Option, or the aggregate Put Exercise Price, if Seller is exercising the Put Option, against delivery by the Escrow Agent to Buyer of the stock certificate or certificates representing the Option Shares.

            ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF LGC AND SELLER

     LGC and Seller hereby represent and warrant to Buyer and TS that:

     Section 4.1.  Organization of LGC, Seller, H&R Acquisition and H&R.

          (a) Each of H&R Acquisition and H&R is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Each of H&R Acquisition and H&R has full corporate power and authority to carry on its business as it is currently being conducted and to own, operate and hold under lease its assets and properties as, and in the places where, such assets and properties are currently owned, operated or held. Each of H&R Acquisition and H&R is duly qualified or licensed to transact business as a foreign corporation, and is in good standing, in each jurisdiction where the failure to be so qualified could be reasonably expected to have a Material Adverse Effect.
Schedule 4.1 lists each jurisdiction where either H&R Acquisition or H&R is so qualified or licensed to transact business as a foreign corporation.

          (b) Each of Seller and LGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Seller and LGC has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     Section 4.2.  Authorization; Enforceability.

     This Agreement is, and the other documents and instruments required hereby to which Seller or LGC is a party will be, when executed and delivered by Seller or LGC, as applicable, the valid and binding obligation of Seller or LGC, as applicable, enforceable against Seller or LGC, as applicable, in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity. Each of Seller and LGC has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its respective obligations under, this Agreement and the other documents and instruments required hereby to which either Seller or LGC is a party. No further corporate action is required to be taken on the part of the Board of Directors or stockholders of LGC or Seller, respectively, with respect to the consummation of the transactions contemplated hereby. The sale of the Purchase Stock and the Option Shares by Seller to Buyer will not constitute a sale of substantially all of the assets of LGC within the meaning of the Delaware General Corporation Law.

     Section 4.3.  No Violation or Conflict.

     The execution, delivery and performance by Seller and LGC of this Agreement and all of the other documents and instruments required hereby to which Seller or LGC is a party do not and will not (a) conflict with or violate (i) the charter or bylaws of either Seller, LGC or the Company, (ii) any Law, rule, regulation, judgment, order or decree binding on Seller, LGC or the Company or
(iii) any Contract or other contract or agreement to which Seller, LGC or the Company is a party or by which Seller, LGC or the Company is bound, or (b) give any party to any Contract or other contract or agreement to which Seller, LGC or the Company is a party or by which Seller, LGC or the Company is bound any right of termination, cancellation, acceleration or modification thereunder.

     Section 4.4.  No Consents.

     Except for the Required Consents, all of which shall have been obtained prior to the Closing, no consent of any other person, and no notice to, filing or registration with, or consent, approval or authorization of, any court or Governmental Authority, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Seller, LGC or the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 4.5.  Title to Purchased Stock and Option Shares.

     Seller owns good and valid title to the Purchased Stock and the Option Shares, free and clear of any and all Liens. Upon Buyer's payment of the Purchase Price, Buyer will own good and valid title to the Purchased Stock, free and clear of any and all Liens, and good and valid title to the Purchased Stock, free and clear of any and all Liens, will pass to Buyer. Upon Buyer's payment of the Call Exercise Price or the Put Exercise Price, as the case may be, Buyer will own good and valid title to the Option Shares, free and clear of any and all Liens, and good and valid title to the option Shares, free and clear of any and all Liens, will pass to Buyer.

     Section 4.6.  Capitalization.

          (a) The authorized equity capitalization of H&R Acquisition consists of 100,000 shares of Common Stock. H&R Acquisition has 10,526.316 shares of Common Stock issued and outstanding which represents all of the issued and outstanding capital stock of H&R Acquisition. All of the issued and outstanding Common Stock has been duly and validly issued and is fully paid and non-assessable. None of the Common Stock was issued in violation of any preemptive or other right. All of the issued and outstanding capital stock of H&R Acquisition was offered and sold in compliance with all applicable federal and state securities laws and regulations. There are no options, warrants or other rights to subscribe for or purchase any capital stock of H&R Acquisition or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of H&R Acquisition, nor is H&R Acquisition, LGC or Seller committed to issue any such option, warrant or other right. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of H&R Acquisition. LGC has received a release from David N. Bottoms, Jr. of any rights he may have pursuant to the Shareholders Agreement or otherwise to call the Purchased Stock, the Option Shares or any other shares of Common Stock owned by LGC, Seller or their affiliates.

          (b) All of the issued and outstanding capital stock of H&R has been duly and validly issued and is fully paid and non-assessable. None of the capital stock of H&R was issued in violation of any preemptive or other right. All of the issued and outstanding capital stock of H&R was offered and sold in compliance with all applicable federal and state securities laws and regulations. There are no options, warrants or other rights to subscribe for or purchase any capital stock of H&R or securities convertible into or exchangeable for, or which otherwise confer on the holder any right to acquire, any capital stock of H&R, nor is H&R, LGC or Seller committed to issue any such option, warrant or other right. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the capital stock of H&R, except the options to acquire H&R capital stock set forth in the Employment Agreements.

     Section 4.7.  Subsidiaries.

     The Company does not own any capital stock of any other corporation or any interest in any partnership, joint venture, limited liability company or other business, nor does the Company have the right or obligation to acquire any ownership interest in any corporation, partnership, joint venture, limited liability company or other business except for H&R. H&R Acquisition owns all of the issued and outstanding shares of capital stock of H&R, free and clear of all Liens.

     Section 4.8.  Litigation.

     Except as set forth on Schedule 4.8 attached hereto, there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or threatened (a) against the Company, (b) relating to the business, Assets, properties, services or products of the Company or (c) that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby. Except as set forth on
Schedule 4.8, there is no unresolved product liability, product warranty or worker's compensation claim that has been asserted or filed or, to the Knowledge of Seller, threatened against the Company.

     Section 4.9.  Title to, Sufficiency and Condition of Assets.

     Set forth on Schedule 4.9 attached hereto is a complete list of all tangible Assets. The Company owns good, valid and marketable title to all of the Assets, free and clear of all Liens other than Permitted Liens. The Assets and Contracts include all tangible and intangible assets, contracts and rights necessary or desirable for the operation by Buyer of the business of the Company after the Closing in accordance with the Company's past practices. The tangible Assets, a complete list of which is set forth on Schedule 4.9, are in good operating condition and repair, subject to ordinary wear and tear, and are substantially fit for use in accordance with the Company's past practices.

     Section 4.10.  Contracts.

     Schedule 4.10 attached hereto is a true and complete list of all Contracts (including all amendments or modifications thereto) that require the payment, or involve the receipt, of more than $10,000 during any 12-month period or have a term in excess of one year (the "Material Contracts"). Seller has provided to Buyer true and complete copies of all written Material Contracts and, in the case of oral Material Contracts, true and complete written summaries of the terms thereof. Each Material Contract is in full force and effect and is enforceable in accordance with its terms. The Company has performed each material term, covenant and condition of each Material Contract that is to be performed by it at or before the date hereof. Except as set forth on Schedule 4.10, no event has occurred or circumstances exist that could, with the passage of time or compliance with any applicable notice requirements or both, constitute a default of, result in a violation or breach of, or give any right to accelerate, modify, cancel or terminate any Material Contract by the Company or, to the Knowledge of Seller, any other party under any such Material Contract. To the Knowledge of Seller, no party to any Material Contract intends to exercise any right of cancellation, termination, acceleration or modification under any such Material Contract. Except as set forth on Schedule 4.10, the Company has not made any prior assignment of any Material Contract or any of its rights or obligations thereunder.

     Section 4.11. Accounts.

     Set forth on Schedule 4.11 is a true and complete list of all Accounts as of the date set forth therein. Except as set forth on Schedule 4.11, the Accounts, including amounts due from vendors, all have arisen from bona fide transactions in the ordinary course of business and are collectible in accordance with normal trade practice, net of any reserves for uncollectible accounts reflected in the Books and Records. There are no offsets or credits that may be applied against the Accounts, other than as reflected in the Books and Records.

     Section 4.12. Financial Statements.

     The Financial Statements present fairly in all material respects the results of operations and the financial position of the Company as of the respective dates thereof and were prepared in accordance with GAAP (except for the absence of notes and normal recurring year-end adjustments with respect to the interim Financial Statements).

     Section 4.13. Absence of Undisclosed Liabilities.

     Except as set forth on Schedule 4.13 attached hereto and except for any liability or obligation arising under any Material Contract, the Company has no liabilities or obligations (whether known or unknown, absolute or contingent, accrued or unaccrued, asserted or unasserted, or otherwise due or to become due) of any nature other than liabilities or obligations (a) which were accrued or reserved against on the Financial Statements, or (b) that are current liabilities incurred in the ordinary course of business consistent with past practices since the date of the Interim Balance Sheet.

     Section 4.14. Permits.

     The Company possesses all Permits necessary or required for the conduct of its business, and all such Permits are in full force and effect and are being complied with in all material respects. Set forth on Schedule 4.14 attached hereto is a complete list if all such Permits.

     Section 4.15. Real Properties.

     The Company does not own any Real Property. The Real Property described in
Schedule 1.40 constitutes all real property leased by the Company. The Company has delivered to Buyer true and correct copies of all certificates of occupancy and building permits in the possession of the Company for the improvements located on the Real Property described in Schedule 1.40. Except as set forth on
Schedule 1.40, with respect to each parcel of Real Property there are no material impediments to the Company's continued use from and after the Closing.

     Section 4.16. Intellectual Property.

          (a) Except as set forth on Schedule 4.16 attached hereto, the Company is the sole owner of all right, title and interest in the Intellectual Property owned by the Company and has all necessary licenses, rights, permissions and authorizations to use the Intellectual Property licensed by the Company, including, without limitation, all required computer software licenses. The Intellectual Property constitutes all non-tangible property necessary for the operation of the business of the Company as presently conducted. To the Knowledge of Seller, each item of Intellectual Property has been used with the authorization of every other claimant thereto and the execution, delivery and performance of this Agreement will not impair such use by the Company after the Closing.

          (b) Except as set forth on Schedule 4.16, for a period of three years prior to the date hereof, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any intellectual property rights of any third party, and the Company has not received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Company must license or refrain from using any intellectual property rights of any third party). No third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Company. Except as set forth on Schedule 4.16, there are no pending claims, including but not limited to litigation, arbitration, opposition proceedings, petitions to cancel, interferences, administrative proceedings, demand letters, cease and desist letters, or other demands, challenges, or disputes of any nature challenging, impacting, or involving the Intellectual Property, or the Company's rights therein. A description of any such claims asserted, filed, settled or resolved in the last three years is set forth on Schedule 4.16. Such identifications shall include descriptions of the parties involved, the Intellectual Property involved, the nature of the claims, the resolution of the claims, the date of resolution, and true and correct copies of any demand letters, cease and desist letters, complaints, notices of opposition, petitions to cancel, decisions or orders, or settlement agreements.

          (c) Schedule 4.16 identifies each patent, trademark, copyright or other registration that has been issued to the Company with respect to any of the Intellectual Property, identifies each pending application or application for registration that Seller has made with respect to any of the Intellectual Property and identifies each license, agreement or other permission that Seller has granted to any third party with respect to any of the Intellectual Property (together with any exceptions thereto). Except as set forth on Schedule 4.16, Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements and permissions (as amended to date) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 4.16 also identifies each trade name or unregistered trademark used by the Company. Except as set forth on Schedule 4.16, with respect to each item of Intellectual Property required to be identified therein:
(i) to the Knowledge of Seller, the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge; (ii) no action, suit, proceeding, hearing, charge, complaint, claim or demand is pending or, to the Knowledge of Seller, is threatened which challenges the legality, validity, enforceability, use or ownership of the item; and (iii) the Company has not licensed or permitted any third party to use any such item.

     Section 4.17. Books and Records.

     The Books and Records, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all such Books and Records will be in the possession of the Company.

     Section 4.18. Affiliated Transactions.

     Except as set forth on Schedule 4.18 attached hereto, the Company has not purchased, licensed or leased or otherwise acquired any property or assets or obtained any services from, or sold, licensed, leased or otherwise disposed of any property or assets or provided any services to, any employee (except with respect to remuneration for services as an employee), shareholder, officer or director, or any Affiliate of any of the foregoing. Except as set forth on
Schedule 4.18, the Company does not owe any contractual obligation or commitment to any of the foregoing (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and none of the foregoing owes any amount or has any contractual obligation to the Company.

     Section 4.19. Insurance.

     Schedule 4.19 attached hereto is a true and complete list of each insurance policy (including policies providing property, casualty, liability and workers' compensation coverage and bond and surety arrangements) that is in force as of the date hereof and as to which the Company is a party, a named insured or otherwise the beneficiary of coverage. Seller has delivered a certificate of insurance issued by the insurance provider to Buyer for each such insurance policy. Except as disclosed on Schedule 4.19, with respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable and in full force and effect; (b) neither the Company nor, to the Knowledge of Seller, any other party to the policy is in breach or default thereunder (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration under the policy; and (c) no party to any policy has repudiated any provision thereof. The Company has been covered during the past five years by insurance substantially similar in scope to that listed on Schedule 4.19. Schedule 4.19 accurately and completely describes any self-insurance arrangements affecting the Company. Set forth on Schedule 4.19 are all claims made by the Company under any insurance policy during the past five years with respect to its business.

     Section 4.20. Tax Matters.

     The Company is a member of an "affiliated group," within the meaning of
Section 1504(a) of the Code, of which LGC is the common parent. Such affiliated group files a consolidated federal income Tax Return and, except as set forth on
Schedule 4.20 attached hereto, neither the Company nor any entity to whose Tax liabilities the Company has succeeded has filed a consolidated federal income Tax Return with (or been included in a consolidated return of) a different affiliated group. Schedule 4.20 attached hereto describes all material Tax elections, consents and agreements made by or affecting the Company, lists all material types of Taxes paid and Tax Returns filed by or on behalf of the Company and expressly indicates each Tax with respect to which the Company is or has been included in a consolidated, unitary, or combined Tax Return, and describes the status of all examinations, administrative or judicial proceedings and litigation with respect to any Taxes of the Company. Except as set forth on
Schedule 4.20 attached hereto:

          (a) the Company has filed or caused to be filed all Tax Returns required to have been filed by or for it on or before the Closing Date, and all information set forth on such Tax Returns is materially accurate and complete;

          (b) the Company has paid or made adequate provision for all Taxes due and payable by the Company;

          (c) the Company is in compliance with, and its records contain all information and documents (including, without limitation, properly completed IRS Forms W-9) necessary to comply with all applicable information reporting and Tax withholding requirements under applicable laws and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Code;

          (d) the Company has collected or withheld, all amounts required to be collected or withheld by it for any Taxes, and all such amounts have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due;

          (e) there are no unpaid Taxes payable by the Company or by any other person that are or could become a Lien on any Asset, or otherwise could be reasonably expected to have a material adverse effect on the Company, or that could result in any liability to Buyer;

          (f) for all periods after the date of the Financial Statements through the Closing Date, the Books and Records properly reflect the liabilities of the Company for all accrued Taxes;

          (g) the Company has not granted (and is not subject to) any waiver of the period of limitations for the assessment of any Tax for any currently open taxable period, no unpaid Tax deficiency has been asserted against or with respect to the Company by any taxing authority, and neither the Company nor any of its Tax Returns is under examination by any taxing authority and there is no pending administrative or judicial proceeding or deficiency or refund litigation with respect to any Taxes of the Company;

          (h) the Company has not made or entered into, and does not hold any asset subject to, a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder or a "safe harbor lease" subject to former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended before the Tax Reform Act of 1984, and the regulations thereunder;

          (i) the Company is not required to include in income any amount for an adjustment pursuant to Section 481 of the Code or the regulations thereunder or any similar provision of state Law;

          (j) the Company is not a party to any agreement or other arrangement under which the Company is or may become obligated to make any payment that would constitute an "excess parachute payment" with the meaning of Section 280G of the Code or would be nondeductible by reason of Section 162(m) of the Code;

          (k) since April 16, 1997, the Company has not distributed to its stockholders or security holders stock or securities of a controlled corporation in a transaction to which Section 355(a) of the Code applies; and

          (l) the Purchased Stock plus the Option Shares constitute at least 80 percent of the total voting power of the stock of H&R Acquisition and have a value equal to at least 80 percent of the total value of the stock of H&R Acquisition.

     Section 4.21.  Compliance with Law and Regulations.

     Except as set forth on Schedule 4.21 attached hereto, the conduct of the business of the Company and its use of the Assets and performance under the Contracts do not violate or conflict, and have not violated or conflicted, with any Law. Except as set forth on Schedule 4.21 attached hereto, the business of the Company has been conducted at all times in compliance with all applicable SEC, NASD and stock exchange rules and regulations. The Company has complied with and satisfied all SEC concerns set forth in the SEC compliance letter issued by the SEC to H&R on July 5, 2001. Seller has delivered to Buyer the latest version of H&R's SEC Form ADV and any other federal, state or local investment advisor or broker-dealer registration form required to be filed or maintained by the Company. All such forms are true and correct in all material respects.

     Section 4.22. Environmental Conditions.

          (a) Definitions. When used in this Section 4.22:

               (i) "Environmental Laws" shall mean any and all applicable federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority (as defined below) regulating, relating to or imposing liability or standards of conduct concerning any Hazardous Materials (as defined below), Petroleum Products (as defined below) or environmental protection, together with any amendment or reauthorization thereto or thereof, as now or at any time hereafter in effect;

               (ii) "Governmental Authority" shall mean any federal, state, local, municipal or other governmental department, commission, board, bureau, agency or instrumentality, or any court, in each case having jurisdiction over the applicable matter and whether of the United States or another country;

               (iii) "Hazardous Materials" shall mean any solid waste, hazardous material, hazardous waste, infectious medical waste, or hazardous or toxic substance defined or regulated as such in or under any Environmental Law, including, without limitation, materials exhibiting the characteristics of ignitability, corrosivity, reactivity or toxicity characteristic leaching procedure, as such terms are now or hereafter defined in connection with hazardous materials or hazardous wastes or hazardous or toxic substances in any applicable Environmental Law; and

               (iv) "Petroleum Products" shall mean gasoline, diesel fuel, motor oil, waste or used oil, heating oil, kerosene and any other petroleum products.

          (b) Except as set forth on Schedule 4.22 attached hereto, (i) the Company has not used, stored, treated, transported, manufactured, refined, handled, produced or disposed of any Hazardous Materials or Petroleum Products on, under, at, from or in any way affecting any of its properties or assets (including, without limitation, any properties or assets now or previously owned or operated by the Company), or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products, and (ii) to the Knowledge of Seller, no prior owner of any such property or asset or any tenant, subtenant, prior tenant or prior subtenant thereof has used Hazardous Materials or Petroleum Products on, from or in any way affecting any such property or asset, or otherwise, in any manner which constituted or constitutes a violation of any applicable Environmental Law governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials or Petroleum Products.

          (c) Except as set forth on Schedule 4.22, there has been no (i) off-site shipment of any Hazardous Materials or Petroleum Products by the Company or (ii) release on, under, at, from or in any way affecting any real properties now or previously owned or operated by the Company, which off-site shipment or release gives rise to liabilities or obligations under Environmental Laws or common law that could have a material adverse effect on the Assets or Contracts or the properties, business, financial condition or results of operations of the Company. Neither Seller nor the Company has received any notices or claims that it is a responsible party in connection with any claim or notice asserted pursuant to 42 U.S.C. Section 9601 et seq., or any state superfund law.

          (d) The Company has received all Permits as may be required under applicable Environmental Laws to conduct the business of the Company as currently conducted, and the Company is in compliance in all material respects with the terms and conditions of each such Permit.

     Section 4.23.  Labor Matters.

     Except as set forth on Schedule 4.23 attached hereto:

          (a) the Company is and has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours including, without limitation, any such Laws respecting employment discrimination and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          (b) there is no unfair labor practice charge or complaint against the Company pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board or any other comparable authority;

          (c) the Company is not a party to any collective bargaining agreements;

          (d) there is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the Knowledge of Seller, proposed or threatened against the Company relating to employment, employment practices, terms and conditions of employment or wages and hours;

          (e) there are no pending or, to the Knowledge of Seller, threatened strikes, lockouts or other work stoppages involving any persons employed by the Company; and

          (f) there are no representation petitions or other similar petitions or requests for representation pending or, to the Knowledge of Seller, proposed or threatened, before the National Labor Relations Board or other federal, provincial, state, or local agency in connection with any persons employed by the Company.

     Section 4.24.  No Adverse Change.

     Except as set forth on Schedule 4.24 attached hereto, since the date of the most recent balance sheet included in the Financial Statements, the business of the Company has been operated in the ordinary course and substantially in the same manner as previously conducted, and there has not been any:

          (a) change in either H&R Acquisition's or H&R's authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of either H&R Acquisition or H&R, issuance of any security convertible into such capital stock, grant of any registration rights, purchase, redemption, retirement or other acquisition by either H&R Acquisition or H&R of any shares of any such capital stock, declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock, or split, combination or reclassification of any shares of capital stock of either H&R Acquisition or H&R;

          (b) amendment to the charter or bylaws of either H&R Acquisition or H&R;

          (c) material adverse change in the business of the Company, financial condition, results of operations or prospects of the Company and, to the Knowledge of Seller, no fact or condition has occurred or exists or is contemplated or threatened (other than general economic or industry conditions) which might reasonably be expected to result in any such material adverse change;

          (d) merger or consolidation with, purchase of substantially all of the assets of, or other acquisition of any business or proprietorship, firm, association, corporation or other business organization or division thereof by the Company;

          (e) loss or, to the Knowledge of Seller, threatened or contemplated loss of business of one or more customers of the Company, which loss could reasonably be expected to have a Material Adverse Effect;

          (f) borrowings by the Company other than trade payables arising in the ordinary course of business or pledge or hypothecation of any Assets to secure any indebtedness of the Company;

          (g) forgiveness of any indebtedness or other obligations owed to the Company;

          (h) payment or increase by the Company of any bonuses, salaries or other compensation to any stockholder, director, officer or (except in the ordinary course of business) employee or entry into any employment, severance or similar contract with any director, officer or employee;

          (i) entry into any collective bargaining agreement;

          (j) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, severance or other employee benefit plan for or with any employees of the Company;

          (k) damage to, or destruction, condemnation or loss of, any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

          (l) termination or assignment of, or receipt of notice of termination of, any Material Contract;

          (m) sale (other than sales of inventory in the ordinary course of business), lease or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Lien (other than a Permitted Lien) on any material asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property;

          (n) capital expenditure by the Company outside of the ordinary course of business;

          (o) purchase of Inventory or trade accounts payable incurred by the Company in excess of levels (giving effect to seasonal needs) normally purchased or incurred by the Company in the ordinary course of business consistent with past practices;

          (p) cancellation or waiver of any claims or rights with a value to the Company in excess of $10,000;

          (q) change in the accounting methods or Tax elections used by the Company; or

          (r) agreement, whether oral or written, by the Company to do any of the foregoing.

     Section 4.25.  Employee Benefit Plans.

     Except as set forth on Schedule 4.25 attached hereto:

          (a) Seller has provided Buyer a true and complete list of the Employee Benefit Plans currently or previously maintained by the Company or an ERISA Affiliate;

          (b) no Employee Benefit Plan is a "multiemployer plan" as defined in
Section 3(3) of ERISA and neither the Company nor any ERISA Affiliate has previously maintained or had an obligation to contribute to a "multiemployer plan" (as defined above);

          (c) each Employee Benefit Plan has been administered in accordance with its terms and all applicable Law;

          (d) neither the Company nor any ERISA Affiliate has any obligation to provide welfare benefits to any former employee or the dependents of beneficiaries of any former employee other than those benefits required under
Section 4980B of the Code and Sections 601 et seq. of ERISA;

          (e) no Employee Benefit Plan is subject to Title IV of ERISA and neither the Company nor any ERISA Affiliate has any obligation with respect to the funding of an employee pension benefit plan (as defined in Section 3(2) of ERISA), that is or was subject to Title IV of ERISA;

          (f) each Employee Benefit Plan that is intended to be qualified under Sections 401(a) and related sections of the Code has been determined by the Internal Revenue Service to be so qualified as to its form and to the Knowledge of Seller there are no facts of circumstances that might jeopardize the qualification of any such Employee Benefit Plan; and

          (g) the transactions contemplated herein will not result in the payment of any compensation that will not be deductible under Section 280G of the Code or for which an excise tax will be owed under Section 4999 of the Code.

     Section 4.26. Fees and Expenses of Brokers and Others.

     Neither the Company, LGC nor Seller is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby, and neither the Company nor Seller has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

     Section 4.27. Disclosure.

     Neither this Agreement or any schedule or exhibit hereto nor any certificate or other document furnished to Buyer by Seller, LGC or the Company pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein or herein, in light of the circumstances under which they were made, not misleading.

            ARTICLE V   REPRESENTATIONS AND WARRANTIES OF BUYER AND TS

     Buyer and TS hereby represent and warrant to Seller and LGC that:

     Section 5.1.  Organization of Buyer and TS.

     Buyer is a corporation duly organized and in good standing under the laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. TS is a limited liability company duly organized and in good standing under the laws of the Commonwealth of Virginia. TS has full limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

     Section 5.2.  Authorization; Enforceability.

     This Agreement is, and the other documents and instruments required hereby to which Buyer or TS is a party will be, when executed and delivered by Buyer or TS , as applicable, the valid and binding obligation of Buyer or TS , as applicable,, enforceable against Buyer or TS , as applicable, in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and (b) principles of equity, whether considered at law or in equity. Each of Buyer and TS has the absolute and unrestricted right, power, authority and capacity to execute and deliver, and to perform its obligations under, this Agreement and the other documents and instruments required hereby to which either Buyer or TS is a party.

     Section 5.3.  No Violation or Conflict.

     The execution, delivery and performance by Buyer and TS of this Agreement and all of the other documents and instruments required hereby to which Buyer or TS is a party do not and will not (a) conflict with or violate (i) the operating agreement of TS or the charter or bylaws of Buyer, (ii) any Law, rule, regulation, judgment, order or decree binding on Buyer or TS or (iii) any contract or agreement to which Buyer or TS is a party or by which Buyer or TS is bound, or (b) give any party to any contract or agreement to which Buyer or TS is a party or by which Buyer or TS is bound any right of termination, cancellation, acceleration or modification thereunder.

     Section 5.4.  No Consents.

     No consent of any other person, and no notice to, filing or registration with, or consent, approval or authorization of, any court or Governmental Authority, regulatory or self-regulatory agency is necessary or is required to be made or obtained by Buyer or TS in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.5.  Litigation.

     There is no litigation, arbitration proceeding, governmental investigation, citation or action of any kind pending or, to the knowledge of Buyer, proposed or threatened that involves Buyer or TS and that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     Section 5.6.  Fees and Expenses of Brokers and Others.

     Neither Buyer nor TS is committed to any liability for any brokers' or finders' fees or any similar fees in connection with the transactions contemplated hereby, and neither Buyer nor TS has retained any broker or other intermediary to act on its behalf in connection with the transactions contemplated by this Agreement.

           ARTICLE VI   COVENANTS AND OTHER MATTERS PENDING THE CLOSING

     Section 6.1.  Affirmative Covenants.

     From the date hereof through the Closing Date, except as otherwise permitted by this Agreement or consented to by Buyer or TS in writing, Seller shall, and shall cause the Company to:

          (a) conduct the business of the Company only in the ordinary course and in accordance with past practices;

          (b) keep full and complete Books and Records;

          (c) maintain in full force and effect the insurance policies heretofore maintained on the Assets (or policies providing substantially the same coverage);

          (d) take such commercially reasonable action as may be necessary to
(i) preserve intact the current business organization of the Company, (ii) preserve the Assets in good condition, normal wear and tear excepted, (iii) keep available the services of the current officers, employees and agents of the Company and (iv) maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with the Company;

          (e) confer with Buyer and TS concerning operational matters of a material nature;

          (f) promptly advise Buyer and TS in writing of any loss or threatened loss of a material vendor or customer hereto or any other material adverse change in the business or the Assets that has occurred or that Seller reasonably believes will occur;

          (g) comply with all Laws applicable to the Company in the conduct of the business of the Company; and

          (h) otherwise report periodically to Buyer and TS concerning the status of the business, operations and finances of the Company.

     Section 6.2. Negative Covenants.

     From the date hereof through the Closing Date, except as otherwise permitted by this Agreement or consented to by Buyer or TS in writing, Seller shall not, and shall cause the Company to, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 4.24 is likely to occur. Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer and TS agree that H&R Acquisition shall forgive the intercompany obligation owed H&R Acquisition by LGC in the aggregate amount of $250,000 on or before the Closing, and H&R Acquisition will pay LGC its proportionate share of the quarterly management fee on the Closing Date.

     Section 6.3.  Access.

     From the date hereof through the Closing Date, Seller shall, and shall cause the Company to, provide Buyer, TS and their authorized agents, officers and representatives (a) reasonable access to the Books and Records, the directors and officers of the Company, all customer and subscriber lists (past and present) and the operations of the Company's business; provided, however, that such examinations and investigations shall be conducted during the Company's normal business hours and shall not unreasonably interfere with the Company's operations and activities, (b) copies of all such Contracts, Books and Records and other existing documents and data as Buyer or TS may reasonably request and (c) such additional financial, operating and other data and information as Buyer or TS may reasonably request.

     Section 6.4.  Non-Solicitation.

     From the date hereof through February 15, 2002, or the Closing Date, whichever shall occur sooner, none of LGC, Seller, the Company or any of their Affiliates shall, directly or indirectly, with respect to the business of the
Company: (a) solicit, initiate, encourage the submission of, respond to or discuss inquiries or proposals of offers from any person relating to any acquisition or purchase of any of the Assets or any equity interest in the Company or any exchange offer, merger, consolidation, business combination or sale of substantial assets, sale of securities or similar transactions involving the Company's business (a "Competing Transaction"); (b) enter into or participate in any discussions or negotiations regarding a Competing Transaction, or furnish to any other person any information with respect to the Company; or (c) otherwise cooperate in any way with, assist or participate in, or facilitate or encourage, any effort or attempt by any other person to do or seek a Competing Transaction. Seller shall, and shall cause the Company to, immediately notify Buyer of any proposal relating to a Competing Transaction or if any inquiry or contact with any person with respect thereto is made and immediately deliver to Buyer and TS copies of any such written proposal or offer and any communications made in response thereto. Notwithstanding the foregoing, Seller and LGC covenant and agree that they will not (i) sell or enter into agreement or understanding to sell any of the Option Shares or (ii) encumber, pledge and or cause or allow any Lien to be placed on the Option Shares, in each case, from the date hereof through the expiration of the Option Exercise Period.

     Section 6.5.  Cooperation; Best Efforts.

     Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper and advisable under applicable Law, to consummate the transactions contemplated by this Agreement.

     Section 6.6.  Confidentiality.

     The Confidentiality Agreement between Buyer and LGC shall continue to remain in full force and effect.

     Section 6.7.  Election of Board of Directors; Grant of Proxies.

     Buyer, LGC and Seller agree that from and after the Closing Date, the Board of Directors of H&R Acquisition and the Board of Directors of H&R shall consist of the persons set forth on Schedule 6.7 attached hereto. Seller, in its capacity as a stockholder of H&R Acquisition, hereby agrees that during the period commencing on the date hereof and continuing until the expiration of the Option Exercise Period, at any meeting of the holders of any class or classes of the capital stock of H&R Acquisition, however called, or in connection with any written consent of the holders of any class or classes of the capital stock of H&R Acquisition, Seller shall vote (or cause to be voted) the shares of Common Stock owned by Seller in favor of the persons set forth on Schedule 6.7 to be elected to the Board of Directors of H&R Acquisition and H&R, respectively. Seller hereby appoints Buyer and any designee of Buyer, each of them individually, Seller's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to the foregoing. This proxy is given to secure the performance of the duties of LGC and Seller under this Agreement. Seller affirms that this proxy is coupled with an interest and shall be irrevocable. LGC and Seller shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy. Seller represents and warrants that any proxies heretofore given in respect of the shares of Common Stock are not irrevocable, and that all such proxies have been or are hereby revoked. LGC and Seller shall cause all officers and members of the Board of Directors of each of H&R Acquisition and H&R who are not listed on Schedule 6.7 attached hereto to resign effective as of the Closing.

       ARTICLE VII  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF BUYER AND TS

     Each and every obligation of Buyer and TS to be performed on the Closing Date and the Option Closing Date, as applicable, shall be subject to the satisfaction prior to or at the Closing or the Option Closing, respectively, of the following express conditions precedent:

     Section 7.1.  Compliance with Agreement.

     Seller and LGC shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date or the Option Closing Date, as applicable.

     Section 7.2.  Proceedings, Instruments and Due Diligence Satisfactory.

     All proceedings, corporate or other, to be taken by LGC, Seller or the Company in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer, TS and their counsel.

     Section 7.3.  No Litigation.

     No investigation, suit, action or other proceeding shall be threatened or pending before any court or Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     Section 7.4.  Representations and Warranties.

     Each of the representations and warranties of Seller and LGC contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date, or the Option Closing Date, as applicable, as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, or the Option Closing Date, as applicable, as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

     Section 7.5.  Material Damage to Assets; Material Adverse Effect.

     Between the date of this Agreement and the Closing Date, or the Option Closing Date, as applicable, (a) the Assets shall not have been materially and adversely affected by reason of any loss, taking, condemnation, destruction or physical damage, whether or not insured against and (b) there shall not have occurred any Material Adverse Effect.

     Section 7.6.  Shareholders Agreement.

     LGC and Seller shall have satisfied in full on behalf of H&R Acquisition all distributions or other amounts owed pursuant to Section 7 of the Shareholders Agreement, or as otherwise set forth therein.

     Section 7.7.  Bottoms Stock Purchase Agreement.

     TS, Buyer and David N. Bottoms, Jr. shall have executed a stock purchase agreement in form and substance satisfactory to TS and Buyer in their sole discretion.

     Section 7.8.  Due Diligence.

     Buyer and TS shall have completed their due diligence review of the Company to the satisfaction of Buyer and TS in their sole discretion.

     Section 7.9.  Deliveries at Closing.

     Seller and LGC shall have delivered to Buyer and TS the following documents, each properly executed and dated as of the Closing Date by Seller, LGC or the Company, as the case may be, and in form and substance reasonably acceptable to Buyer:

          (a) the certificates evidencing all of the Purchased Stock, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers;

          (b) the charters of the Company and H&R, certified by the Secretary of State of New York, and the bylaws of the Company and H&R, certified by the President or Corporate Secretary of the Company and H&R, respectively;

          (c) a current certificate of good standing from the Secretary of State of New York with respect to the Company and H&R and from each jurisdiction in which the Company or H&R is qualified to transact business as a foreign corporation;

          (d) evidence that all Permits required to operate the business of the Company will remain in effect following the Closing;

          (e) all Required Consents and other consents, approvals and waivers from Governmental Authorities and other parties required to be obtained by Seller, LGC or the Company;

          (f) the Opinion of Seller's Counsel;

          (g) the Seller's Closing Certificate;

          (h) the Escrow Agreement; and

          (i) such other documents and certificates as Buyer or TS shall reasonably request.

     Section 7.10. Deliveries at Option Closing.

     Seller shall have delivered to Buyer and TS the following documents, each properly executed and dated as of the Option Closing Date by Seller or LGC, as the case may be, and in form and substance reasonably acceptable to Buyer:

          (2) the certificates evidencing all of the Option Shares, which certificates shall be duly endorsed in blank or accompanied by duly executed stock powers (which certificates will be held by the Escrow Agent and delivered in accordance with the Escrow Agreement);

          (vv) all Required Consents and other consents, approvals and waivers from Governmental Authorities and other parties required to be obtained by Seller, LGC or the Company;

          (ww) the Seller's Closing Certificate; and (xx) such other documents and certificates as Buyer and TS shall reasonably request.

         ARTICLE VIII CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLER

     Each and every obligation of Seller to be performed on the Closing Date and the Option Closing Date, as applicable, shall be subject to the satisfaction prior to or at the Closing or the Option Closing, respectively, of the following express conditions precedent:

     Section 8.1. Compliance with Agreement.

     Buyer and TS shall have performed and complied in all material respects with all of their respective obligations under this Agreement which are to be performed or complied with by them prior to or on the Closing Date or the Option Closing.

     Section 8.2. Proceedings and Instruments Satisfactory.

     All proceedings, corporate or other, to be taken by Buyer and TS in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel.

     Section 8.3. No Litigation.

     No investigation, suit, action or other proceeding shall be threatened or pending before any court or Governmental Authority that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

     Section 8.4. Representations and Warranties.

     Each of the representations and warranties of Buyer and TS contained in this Agreement that is qualified by materiality shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date) and each of the representations and warranties that is not so qualified shall be true and correct in all material respects on and as of the Closing Date, or the Option Closing Date, as applicable, as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct in all material respects as of such certain date).

     Section 8.5. Deliveries at Closing.

     Buyer and TS shall have delivered to Seller and LGC the following documents, each properly executed and dated as of the Closing Date and in form and substance reasonably acceptable to Seller:

          (a)   the Opinion of Buyer's Counsel;

          (b)  Buyer's Closing Certificate;

          (c)  the Escrow Agreement; and

          (d) such other documents and certificates as Seller shall reasonably request.

     Section 8.6. Deliveries at Option Closing.

     Buyer and TS shall have delivered to Seller the following documents, each properly executed and dated as of the Option Closing Date and in form and substance reasonably acceptable to Seller:

          (a)   Buyer's Closing Certificate; and

          (b) such other documents and certificates as Seller shall reasonably request.

             ARTICLE IX   INDEMNIFICATION AND POST-CLOSING COVENANTS

     Section 9.1. Indemnification of Buyer and the Company by Seller.

          (a) LGC and Seller hereby, jointly and severally, indemnify and hold Buyer and the Company (for purposes of this Section 9.1, Buyer, TS and the Company and their respective officers, directors, Affiliates and shareholders (but not officers, directors and shareholders of the Company prior to the Closing) are referred to collectively as the "Indemnified Parties") harmless from and against, and agrees to defend promptly the Indemnified Parties from and reimburse the Indemnified Parties for, any and all losses, liabilities, claims, damages (including incidental and consequential damages), costs, expenses (including costs of investigation and defense and reasonable attorneys' fees) and obligations (hereinafter referred to collectively as "Losses") that the Indemnified Parties may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Seller or LGC in this Agreement or any other agreement or instrument delivered by Seller, LGC or the Company pursuant to this Agreement; (ii) any failure of Seller or LGC to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by Seller, LGC or the Company pursuant to this Agreement; and (iii) any matter disclosed by Seller, LGC or the Company on any Schedule attached hereto; provided, however, that the Indemnified Parties shall have the right to be indemnified, held harmless from, defended or reimbursed under Section 9.1(a)(i) in respect of the representations and warranties made by Seller or LGC only if such right is asserted (whether or not such Losses have actually been incurred) on or before the respective dates set forth below:

         For Representations and
         Warranties Set Forth             All Claims Must be
         in the Following Sections        Asserted by:

Sections 4.1, 4.2, 4.5, 4.6 and 4.9       No time limitation.

Section 4.20 Within 60 days after the expiration of the statute of limitations (including extensions) applicable to theTax in issue.

Sections 4.21, 4.22 and 4.25              Five years after the Closing Date.

Other representations and warranties      Three years after the Closing Date.

          (b) The Indemnified Parties may assert a claim for indemnification against Seller or LGC for any matter not involving a third party by giving notice to Seller or LGC specifying in reasonable detail the basis for such claim.

          (c) In the event a third-party claim against the Indemnified Parties arises that is covered by the indemnity provisions of Section 9.1(a) of this Agreement, notice shall be given promptly by the Indemnified Parties to Seller or LGC. Provided that Seller or LGC admits in writing to the Indemnified Parties that such claim is covered by the indemnity provisions of Section 9.1(a) hereof, Seller and LGC shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless the Indemnified Parties agrees to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Seller and LGC; provided, however, that neither Seller nor LGC may effect any settlement that could result in any cost, expense or liability to the Indemnified Parties unless the Indemnified Parties consent in writing to such settlement and Seller and LGC agree to indemnify the Indemnified Parties therefor. The Indemnified Parties may select counsel to participate in any defense, in which event the Indemnified Parties' counsel shall be at its own cost and expense. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

          (d) Seller shall not be required to indemnify the Indemnified Parties under Section 9.1(a) hereof unless and until the amount of all Losses for which indemnification is sought by the Indemnified Parties hereunder first exceeds $100,000, in which event all amounts sought by the Indemnified Parties hereunder shall be subject to indemnification (including the first $100,000). In addition, the aggregate amount of Losses for which the Indemnified Parties may recover under Section 9.1(a) hereof is limited as follows:

         For Losses Subject to              The Maximum Aggregate
         Indemnification Set Forth          Recovery by the
         in the Following Sections          Indemnified Parties is:

Section 9.1(a)(i) (other than those
representations and warranties set
forth in Sections 4.1, 4.2, 4.5, 4.6,
4.9, 4.20, 4.21, 4.22 and 4.25) and
Section 9.1(a)(ii)                          Purchase Price

Section 9.1(a)(i) with respect to
representations and warranties set
forth in Sections 4.1, 4.2, 4.5, 4.6,
4.9, 4.20, 4.21, 4.22 and 4.25) and
Section 9.1(a)(iii)                         Unlimited

          (e) Upon notice to Seller or LGC specifying in reasonable detail the basis for such set-off, the Indemnified Parties shall have the right, but not the obligation, to set-off against any amounts owed to Seller by the Indemnified Parties the amount of any Losses with respect to which Seller may be required to indemnify the Indemnified Parties pursuant to this Section 9.1(a). Alternatively, the Indemnified Parties may give notice of a claim for such Losses pursuant to the terms of the Escrow Agreement.

     Section 9.2. Indemnification of Seller by Buyer.

          (a) Buyer and TS hereby, jointly and severely, indemnify and hold Seller harmless from and against, and agrees to defend promptly Seller from and reimburse Seller for, any and all Losses that Seller may at any time suffer or incur, or become subject to, as a result of or in connection with: (i) any breach or inaccuracy of any of the representations and warranties made by Buyer in this Agreement or any other agreement or instrument delivered by Buyer or TS pursuant to this Agreement; (ii) any failure by Buyer or TS to carry out, perform, satisfy and discharge any of their respective covenants, agreements, undertakings, liabilities or obligations under this Agreement or under any of the agreements and instruments delivered by Buyer or TS pursuant to this Agreement; provided, however, that Seller shall have no right to be indemnified, held harmless from, defended or reimbursed under Section 9.2(a)(i) unless such right is asserted (whether or not such Losses have actually been incurred) on or before three years after the Closing Date except with respect to Sections 5.1 and 5.2 for which there is no time limitation for asserting such right.

          (b) Seller may assert a claim for indemnification against Buyer or TS for any matter not involving a third party by giving notice to Buyer or TS specifying in reasonable detail the basis for such claim.

          (c) In the event a third-party claim against Seller arises that is covered by the indemnity provisions of Section 9.2(a) of this Agreement, notice shall be given promptly by Seller to Buyer or TS. Provided that Buyer or TS admits in writing to Seller that such claim is covered by the indemnity provisions of Section 9.2(a) hereof, Buyer and TS shall have the right to contest and defend by all appropriate legal proceedings such claim and to control all settlements (unless Seller and LGC agree to assume the cost of settlement and to forgo such indemnity) and to select lead counsel to defend any and all such claims at the sole cost and expense of Buyer and TS; provided, however, that neither Buyer nor TS may effect any settlement that could result in any cost, expense or liability to Seller unless Seller consents in writing to such settlement and Buyer and TS agree to indemnify Seller therefor. Seller may select counsel to participate in any defense, in which event such counsel shall be at the sole cost and expense of Seller. In connection with any such claim, action or proceeding, the parties shall cooperate with each other and provide each other with access to relevant books and records in their possession.

          (d) Buyer shall not be required to indemnify Seller under Section 9.2(a) hereof (i) unless and until the amount of all Losses for which indemnification is sought by Seller hereunder first exceeds $100,000, in which event all amounts sought by Seller hereunder shall be subject to indemnification (including the first $100,000), or (ii) from and after such time that the aggregate amount of Losses for which Seller has been indemnified under Section 9.2(a) hereof exceeds the Purchase Price.

     Section 9.3. Additional Instruments.

     At any time and from time to time after the Closing, at either party's request and without further consideration, Seller, LGC, TS or Buyer, as the case may be, shall execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation and take such other action as Seller, LGC, TS or Buyer may reasonably deem necessary or desirable in order to more effectively consummate the transactions contemplated herein.

     Section 9.4. Access to Books and Records.

     From and after the Closing Date, Buyer will authorize and permit Seller and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of Buyer's business, to all of the Books and Records. From and after the Closing Date, Seller will authorize and permit Buyer and its representatives to have access during normal business hours, upon reasonable notice and for reasonable purposes and in such manner as will not unreasonably interfere with the conduct of the Company's business, to all books, records, files, documents and other correspondence related to the business of the Company prior to the Closing that are not included among the Books and Records. Buyer and Seller agree to (a) maintain all books, records, files, documents and other correspondence related to the Company's business prior to the Closing accordance with their respective normal document retention practices after the Closing Date and (b) make available to each other, their counsel and accountants all information and documents reasonably available to them which relate to any claim that may be subject to indemnification hereunder and to render to each other such assistance as may reasonably be required in order to ensure the proper and adequate defense of any such claim.

     Section 9.5. Nonsolicitation of Employees.

          (a) Seller, LGC and their respective Affiliates shall not, for a period of five years after the Closing Date, for itself or on behalf of any other individual or entity, directly or indirectly solicit for employment any employee who is a then current employee of the Company, Buyer, TS or any of their Affiliates, or induce or attempt to induce any such employee to leave his or her employment with the Company, Buyer, TS or any of its Affiliates.

          (b) Buyer, TS and their Affiliates shall not, for a period of five years after the Closing Date, for itself or on behalf of any other individual or entity, directly or indirectly solicit for employment any employee who is a then current employee of Seller, LGC or any of their Affiliates, or induce or attempt to induce any such employee to leave his or her employment with Seller, LGC or any of its Affiliates.

     Section 9.6. Transfer Taxes.

     Seller and LGC shall pay (and shall indemnify and hold Buyer and TS harmless from) all sales, stamp, recordation and transfer Taxes arising out of, or related to, the transactions contemplated by this Agreement.

     Section 9.7. Right to Setoff.

     Any amounts for which Seller or LGC shall be finally determined to be liable under Sections 8.1 or 9.2 hereof may, at the option of Buyer or TS, in their sole discretion, first be satisfied through an offset of ")" (i) any amounts due to Seller by Buyer or TS as part of the payment of the Put Exercise Price or the Call Exercise Price on the Option Closing Date, or )" (ii) any other amounts due and payable by Buyer, TS or their Affiliates to Seller or LGC.

                      ARTICLE X   CERTAIN INCOME TAX MATTERS

     Section 10.1.  Federal Income Taxes in General.

          (a) The income and other Tax items of the Company for all periods ending on or before the Closing Date shall be included in the consolidated federal income Tax Return of the affiliated group of which LGC is the common parent. Seller and LGC shall be responsible for any federal income Taxes of the Company for such periods and of any other member of such affiliated group not heretofore paid. Neither Buyer nor the Company shall be required to reimburse Seller or any other person for any such Taxes. Seller and LGC shall indemnify and hold Buyer and the Company harmless from all liabilities for any such Taxes. Seller shall be entitled to any refunds (except any resulting from carrybacks from taxable periods ending after the Closing Date) not heretofore received for taxable periods of the Company ending on or before the Closing Date; provided, however, that any amount payable by Buyer or the Company to Seller in respect of any such refund shall be reduced by the lesser of (i) the amount of any Taxes incurred or (ii) the present value (based on a discount rate of 8%) of any Taxes to be incurred, by Buyer or the Company as a result of the accrual or receipt of the refund.

          (b) Buyer and the Company shall be responsible for and shall indemnify and hold Seller harmless from all federal income Taxes (except Taxes resulting from any adjustments to or changes in Tax items relating to any taxable period ending on or before the Closing Date) of the Company for any taxable period beginning after the Closing Date and during which the Company is a member of Buyer's affiliated group. Buyer and the Company shall be entitled to all refunds of such Taxes.

     Section 10.2. Other Income Taxes in General.

          (a) With respect to taxable periods of the Company ending on or before the Closing Date, Seller shall prepare and file Tax Returns for and shall be responsible for the payment of any state, local, or foreign income Taxes of the Company not heretofore paid. Neither Buyer nor the Company shall be required to reimburse Seller or any other person for any such Taxes. Seller and LGC shall indemnify and hold Buyer and the Company harmless from all liabilities for any such Taxes of the Company and any corporation with which the Company files or has filed a unitary, consolidated, or combined return. Seller shall be entitled to refunds (except any resulting from carrybacks from taxable periods ending after the Closing Date) not heretofore received for taxable periods of the Company ending on or before the Closing Date; provided, however, that any amount payable by Buyer or the Company to Seller in respect of any such refund shall be reduced by the lesser of (i) the amount of any Taxes incurred or (ii) the present value (based on a discount rate of 8%) of any Taxes to be incurred, by Buyer or the Company as a result of the accrual or receipt of the refund.

          (b) Buyer and the Company shall be responsible for and shall indemnify and hold Seller harmless from all state, local, or foreign income Taxes (except Taxes resulting from any adjustments to or changes in Tax items relating to a taxable period ending on or before the Closing Date) of the Company for any taxable period beginning after the Closing Date and during which Buyer owns Common Stock.. Buyer and the Company shall be entitled to all refunds of such Taxes.

If the Company is required to file a state, local, or foreign income Tax Return for a taxable period covering days before and after the Closing Date, Buyer shall cause such Tax Return to be filed, but Seller shall pay to Buyer (as an adjustment to the Purchase Price) the amount of the Tax attributable to the period through, but not paid before, the Closing Date. The Tax attributable to the period through the Closing Date shall be determined as if that period were a separate taxable year. Buyer shall notify Seller in writing of the amount of such Tax. Within 30 days after the date of such notification, Seller shall pay such amount to Buyer. Any payment made more than 30 days after Buyer initially notifies Seller of the amount of such Tax shall include interest at the rate of 8 percent per annum from the end of such 30-day period to the date of payment.

          (c) For purposes of this Agreement, the term "state, local, or foreign income Tax" means any Tax, however denominated, that is based on or measured by net or gross income and imposed by any state, local, or foreign Governmental Authority.

     Section 10.3. Section 338 Elections.

          (a) If the Call Option is exercised on the Closing Date by Buyer or the Put Option is exercised on the Closing Date by Seller as provided under
Article III of this Agreement and Buyer requests that Seller (and/or LCG, as appropriate) join it in making elections under Section 338(h)(10) of the Code with respect to H&R Acquisition and H&R, Seller (and/or LGC as appropriate) shall join in making such elections (and shall join in making any corresponding elections under state Law) for the period ending at the end of the Closing Date. Seller and LCG shall prepare and file the returns for, be responsible for the payment of, indemnify and hold Buyer and H&R Acquisition and H&R harmless from, and be entitled to any refund of any federal and state income Taxes resulting from such elections (and any corresponding elections under state Law). The parties acknowledge that the effect of elections under Section 338(h)(10) of the Code with respect to H&R Acquisition and H&R will be to cause each of them to be treated as two corporations for federal income Tax purposes: (i) an "old" corporation, which shall be treated (a) as having sold all of its assets in a taxable transaction as of the end of the Closing Date while a member of Seller's affiliated group, and (b) as having completely liquidated pursuant to Sections 332 and 337 of the Code, and (ii) a "new" corporation, which shall be treated as having purchased (as of the beginning of the day after the Closing Date) the assets deemed sold by the old corporation. The parties hereto further intend for such elections to be effective, if possible, for state (as well as federal) income Tax purposes, and they shall timely execute and file any documents that may be required under any applicable Law for such elections (or any corresponding elections under state Law) to be effective for state income Tax purposes.

          (b) If elections are made under Section 338(h)(10) pursuant to Section 10.3(a), Buyer and Seller shall cooperate as provided herein to determine, in accordance with all applicable Treasury Regulations promulgated under Section 338 of the Code, the deemed sales prices of the assets of H&R Acquisition and H&R. Buyer initially shall determine such deemed sales prices and shall notify Seller in writing of the prices so determined ("Buyer's Deemed Sales Price Notice") within 90 days after the Closing Date. Seller shall be deemed to have accepted such determination unless, within 60 days after the date of Buyer's Deemed Sales Price Notice, Seller notifies Buyer in writing of (i) each proposed deemed sales price with which Seller disagrees, and (ii) for each such price, the amount that Seller proposes as the deemed sales price. If Seller provides such notice to Buyer, the parties shall proceed in good faith to determine mutually the deemed sales prices in dispute. Except as otherwise agreed to by both Buyer and Seller in writing, neither Buyer nor Seller shall take, nor shall they permit any affiliated corporation (including, without limitation, H&R Acquisition and H&R) to take, any position for income Tax purposes that is inconsistent with the deemed sales prices as finally determined hereunder; provided, however, that (i) the deemed purchase prices of the assets shall differ from the deemed sales prices to the extent necessary to reflect the inclusion in the total deemed purchase price of items (for example, Buyer's capitalized acquisition costs) not included in the total deemed sales price and
(ii) the amount realized upon the deemed sale of assets may differ from the deemed sales prices to reflect transaction costs that reduce the amount realized for federal income Tax purposes.

          (c) If elections are made under Section 338(h)(10) pursuant to Section 10.3(a), Buyer and Seller (and/or LCG, as appropriate) shall execute IRS Form 8023 (or any applicable successor form). Buyer shall retain custody of such form, and all required attachments thereto, and shall file such form with the appropriate office(s) of the IRS. Promptly after such filing, Buyer shall provide a photocopy of the form (including all attachments) as filed to Seller.

     Section 10.4. Cooperation.

          (a) Buyer agrees to cooperate and to cause the Company to cooperate with Seller to the extent reasonably required after the Closing Date in connection with (i) the filing, amendment, preparation, and execution of all income Tax Returns and other income Tax documents with respect to any taxable period of the Company ending on or before the Closing Date, (ii) contests concerning the application of any income Tax or the Tax due for any such period and (iii) audits and other proceedings conducted by taxing authorities with respect to any such period. Within a reasonable time after Buyer or the Company receives official notice of any such contest, audit, or other proceeding, Buyer shall notify or cause the Company to notify Seller of such contest, audit, or other proceeding. In any case where the Company is responsible under applicable law for the defense of such contest, audit, or other proceeding, Seller shall have the right to conduct the defense at Seller's expense and in cooperation with Buyer and the Company.

          (b) Seller and LGC shall hold the Indemnified Parties harmless from any increase in income Tax (for any taxable period) and any other liability resulting from adjustments to or changes in Tax items relating to the Company for any taxable period ending on or before the Closing Date, whether such adjustments or changes are voluntarily made or are required by a taxing authority. Except as may be required by law or as provided in Section 10.4(d) hereof, no amended income Tax Return shall be filed, and no change in any income Tax accounting method and no income Tax election shall be made, by, on behalf of or with respect to the Company for any taxable period ending on or before the Closing Date without the express written consent of Seller and Buyer, which consents will not be unreasonably withheld.

          (c) Seller and LGC agree to make available to Buyer and the Company records in the custody of either Seller, LGC or any affiliated person, to furnish other information (including, without limitation, all adjustments to and changes in Tax items of the Company for taxable periods ending on or before the Closing Date), and otherwise to cooperate to the extent reasonably required for the preparation or filing of (i) Tax Returns and other income Tax documents relating to the Company for taxable periods beginning on or ending after the Closing Date or (ii) any required information return or report relating to Buyer's acquisition of the Purchased Stock or the Option Shares from Seller.

          (d) Seller acknowledges that the Company and Buyer shall be entitled to the income Tax benefit of any loss, credit, or other item of the Company that
(i) arises after the Closing Date, although such loss, credit, or other item may be carried back to a taxable period ending on or before the Closing Date or (ii) has arisen or arises before the Closing Date but is reportable in or carried forward to a taxable period ending after the Closing Date.

Seller and LGC agree to cooperate with Buyer and the Company in taking such action as may be necessary (including, without limitation, amending any Tax Return and filing any claim for refund) for Buyer or the Company to realize the Tax benefit of carrying a loss, credit, or other item arising after the Closing Date back (if possible) to a taxable period ending on or before the Closing Date. Seller and LGC promptly shall pay or cause to be paid to Buyer (i) any amount received as a refund and (ii) if not realized as a refund, the amount of any reduction in Tax liability (of the Company, Seller or any other member of the affiliated group of which Seller is a member) resulting from the use of such a loss, credit, or other item; provided, however, that the amount so payable by Seller shall be reduced by the lesser of (i) the amount of any Taxes incurred or
(ii) the present value (based on a discount rate of 8%) of any Taxes to be incurred, by Seller or any other such member of its affiliated group as a result of the accrual or receipt of the refund.

     Section 10.5. Termination of Tax-Sharing Agreements.

     This Article X supersedes any and all tax-sharing or similar agreements to which (a) the Company and (b) Seller or any affiliate of Seller are parties. Neither the Company nor Seller (or any Affiliate of Seller or LGC) shall have any obligation or right with respect to each other under any such agreement after the Closing Date.

     Section 10.6.  Relationship of This Article X to Article IX.

     The indemnities provided in this Article are in addition to, but not in duplication of, the indemnities provided in Article IX. The time limitations in Sections 9.1(a) and 9.2(a) hereof, and the threshold and cap amounts in Sections 9.1(d) and 9.2(d) hereof, shall not apply to any claim or liability to which this Article X applies or for breach of any covenant under this Article X. Sections 9.1(c) and 9.2(c) hereof shall apply to third-party claims subject to indemnification under this Article X, except that the provisions of this Article X (rather than the provisions of Sections 9.1(c) and 9.2(c)) shall apply in the event and to the extent of any inconsistency between Sections 9.1(c) and 9.2(c) and this Article X. Sections 9.1 and 9.2 shall apply to Tax claims and liabilities to which this Article X does not apply.

                             ARTICLE XI   TERMINATION

     Section 11.1.  Termination.

     This Agreement may be terminated and the transactions contemplated hereby may be abandoned only as follows: (a) at any time prior to the Closing by mutual written agreement of Seller, LGC, TS and Buyer; (b) by Seller, LGC, TS or Buyer, if the Closing Date shall not have occurred on or before February 15, 2002; (c) by Buyer or TS if any of the conditions set forth in Article VII of this Agreement shall not have been fulfilled by the Closing Date; or (d) by Seller or LGC if any of the conditions set forth in Article VIII of this Agreement shall not have been fulfilled by the Closing Date; provided, that, the right to terminate this Agreement under this Section 11.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or has resulted in, any of the conditions set forth in Article VII or VIII of this Agreement not having been fulfilled by the Closing Date or the failure of Closing Date to occur on or before the date specified in clause (b) above.

     Section 11.2.  Rights on Termination; Waiver.

     If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under or pursuant to this Agreement shall terminate without further liability of either party to the other. Nothing contained in this Section 11.2 shall relieve any party from liability for any breach of this Agreement. If this Agreement is terminated other than pursuant to Section 11.1, the parties hereto shall retain all of their respective rights under applicable Law resulting from such termination.

                            ARTICLE XII   MISCELLANEOUS

     Section 12.1.  Entire Agreement; Amendment; Waiver.

     This Agreement and the documents referred to herein and to be delivered pursuant hereto constitute the entire agreement between the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions of the parties, whether oral or written. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. No amendment, supplement, modification or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     Section 12.2.  Expenses.

     Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts and the other expenses incident to the negotiation and preparation of this Agreement and consummation of the transactions contemplated hereby. Seller and LGC shall cause the Company not to incur any out-of-pocket expenses in connection with this Agreement or otherwise Seller and LGC shall bear the cost of such expenses of the Company.

     Section 12.3.  Governing Law; Consent to Jurisdiction.

     This Agreement shall be construed and interpreted according to the laws of the Commonwealth of Virginia, without regard to the conflicts of law rules thereof. Each of the parties hereto, in respect of itself and its properties, agrees to be subject to (and hereby irrevocably submits to) the nonexclusive jurisdiction of any United States federal or Virginia state court sitting in Richmond, Virginia, in respect of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated herein, and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto irrevocably waives, to the fullest extent it may effectively do so under applicable Law, any objection to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Either party hereto may make service on the other party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 12.6 hereof. Nothing in this Section 12.3, however, shall affect the right of any party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by Law or in equity.

     Section 12.4.  Further Assurances.

     In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement shall take all such necessary action. The parties hereto shall execute any additional instruments necessary to consummate the transactions contemplated hereby.

     Section 12.5.  Assignment.

     This Agreement and each party's respective rights hereunder may not be assigned, by operation of Law or otherwise, without the prior written consent of the other party, except that Buyer may assign any of its rights under this Agreement to any Affiliate of Buyer. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns.

     Section 12.6.  Notices.

     All notices, requests, claims, demands, disclosures and other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date (a) when delivered personally, by messenger or by overnight delivery service by a recognized commercial carrier to an officer of the other party, (b) five days after being mailed by registered or certified United States mail, postage prepaid, return receipt requested, or (c) when received via facsimile or electronic mail (confirmed by telephone in each case), in all cases addressed to the person for whom it is intended at his address set forth below or to such other address as a party shall have designated by notice in writing to the other party in the manner provided by this Section 12.6:

         To Buyer or TS:   Third Security Management Corporation
                           Third Security, LLC
                           The Governor Tyler
                           1902 Downey Street
                           Radford, VA 24141
                           Telecopy:  (540) 633-7972
                           Attention: Marcus E. Smith, Esquire

         With a Copy to:   Hunton & Williams
                           Riverfront Plaza, East Tower
                           951 East Byrd Street
                           Richmond, Virginia 23219
                           Telecopy: (804) 344-7999
                           Attention: C. Porter Vaughan, Esquire

         To Seller or LGC: Laidlaw Global Corporation
                           100 Park Avenue
                           New York, New York 10017
                           Telecopy: (212) 949-5139
                           Attention: Mr. Roger Bendelac

         With a Copy to:   Beckman, Millman, Barandes & Douglas, LLP
                           1616 John Street, Suite 1313
                           New York, New York  10038
                           Telecopy: (212) 791-7990
                           Attention: Robert Barandes, Esquire

     Section 12.7.  Counterparts.

     This Agreement may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement by any of the parties may be evidenced by way of a facsimile transmission of such party's signature, or a photocopy of such facsimile transmission, and such facsimile signature shall be deemed to constitute the original signature of such party hereto.

     Section 12.8.  Interpretation.

     Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular and all words in any gender shall extend to and include all genders. All references to contracts, agreements, leases or other understandings or arrangements shall refer to oral as well as written matters. The table of contents and article and section headings in this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

     Section 12.9.  Severability.

     If any provision, clause or part of this Agreement, or the application thereof under certain circumstances, is held invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement, or the application of such provision, clause or part under other circumstances, shall not be affected thereby and shall remain in full force and effect.

     Section 12.10. No Third Party Rights.

     Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than the parties to this Agreement and their successors and permitted assigns any rights, benefits or remedies of any nature whatsoever under, or by reason of, this Agreement. No third party is entitled to rely on any of the representations, warranties and agreements contained in this Agreement. Buyer and Seller assume no liability to any third party because of any reliance on the representations, warranties and agreements of Buyer or Seller contained in this Agreement.

     Section 12.11. Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.


                            [Signature Page Follows]

     IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed in its name by a duly authorized officer as of the day and year first above written.

                                        LAIDLAW HOLDINGS, INC.
                                        By:
                                           ------------------------------
                                            Roger E. Bendelac
                                            Chairman

                                        LAIDLAW GLOBAL CORPORATION
                                        By:
                                           ------------------------------
                                            Roger E. Bendelac
                                            Chairman and Chief Executive Officer

                                        THIRD SECURITY MANAGEMENT CORPORATION
                                        By:
                                           ------------------------------
                                            Randal J. Kirk
                                            Title:

                                        THIRD SECURITY, LLC
                                        By:
                                           ------------------------------
                                            Randal J. Kirk
                                            Manager